Exhibit 2.1

amendMENT No. 2

to THE

BUSINESS COMBINATION AGREEMENT

______________

This AMENDMENT NO. 2 (this “Amendment”), dated as of April 14, 2025, to the Business Combination Agreement, dated as of June 17, 2024, as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of December 6, 2024 (as amended, the “Business Combination Agreement”), is by and among Hennessy Capital Investment Corp. VI, a Delaware corporation (“SPAC”), Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), Midas SPAC Merger Sub Inc., a Delaware corporation, Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands, and Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Business Combination Agreement.

WHEREAS, Section 11.12 of the Business Combination Agreement permits the amendment of the Business Combination Agreement in accordance with the terms set forth therein;

WHEREAS, SPAC was suspended from trading on Nasdaq as of the open of business on April 4, 2025; and

WHEREAS, the parties hereto desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE BUSINESS COMBINATION AGREEMENT

1. SPAC Transaction Expenses.

(a) Section 1.1 of the Business Combination Agreement is hereby amended to include the following new definition:

““Excise Taxes” means any and all Taxes in respect of any taxable year or period (or portion thereof) ending on or before the Closing Date imposed on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded United States corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”) by the Inflation Reduction Act of 2022, as modified by the rules and regulations promulgated by the U.S. Department of the Treasury.”

(b) The definition of “SPAC Transaction Expenses” set forth on Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of SPAC, Sponsor or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of any Business Combination (including the Transactions) or otherwise in connection with SPAC’s operations, in each case incurred at or prior to the Closing, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, fairness opinion providers, data room administrators, attorneys (including in connection with legal diligence), accountants and other advisors and service providers (including deferred wages and salaries), (b) the SPAC Working Capital Loans, (c) any and all filing fees payable by SPAC to Governmental Authorities in connection with the Transactions and (d) all other Liabilities of SPAC, including for all other previously attempted Business Combinations, other than Excise Taxes.”

(c) The definitions of “SPAC Transaction Expenses Cap” and “SPAC Transaction Expenses Cap Excess” set forth on Section 1.1 of the Business Combination Agreement are hereby deleted in their entirety.

(d) Section 11.6 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(a) If the Closing occurs, PubCo shall pay, or cause to be paid, the accrued and unpaid Company Transaction Expenses. If the Mergers and the other Transactions are not consummated, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Transaction Documents, and the Transactions, including all fees of its legal counsel, financial advisors and accountants, except that SPAC and the Company shall each pay one-half of all filing fees in connection with the Proxy/Registration Statement. The amount of any filing fees paid by the Company in connection with the Proxy/Registration Statement shall be credited towards the Equity Value.

(b) SPAC shall cause Sponsor to take such actions (including making cash payments, agreeing to transfer PubCo securities or obtaining written releases) as to ensure that, at and following the Closing, none of SPAC, the Company or PubCo has any liability with respect to any unpaid SPAC Transaction Expenses, including as set forth on the written report delivered by SPAC pursuant to Section 2.8(b) and including in respect of the Polar Working Capital Loans; provided, that for the avoidance of doubt, Sponsor shall not be responsible for any expenses or Liabilities of SPAC arising after the Closing.

(c) The parties will work together in good faith to raise financing in order to pay for the filing and listing application fees payable to Nasdaq and in connection therewith, the parties agree that up to 100,000 shares of SPAC Class B Common Stock held by Sponsor may be utilized to pay such fees.”

(e) Section 2.8(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) No sooner than seven (7) or later than five (5) Business Days prior to the Closing Date, SPAC shall deliver to the Company (i) a written report setting forth a list of SPAC Transaction Expenses that have been incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date and (ii) its good faith estimate of the aggregate amount of the Permitted Financing Proceeds.

2. Post-Closing Directors and Officers. Section 8.8(a) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(a) PubCo shall take all such action necessary or appropriate such that immediately following the SPAC Merger Effective Time, the board of directors of PubCo shall consist of such directors designated by the Company and notified in writing to SPAC; provided, however, that such directors, as well as their respective class designations and committee memberships, designated pursuant to the foregoing sentence shall be determined sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement.”

3. Closing Conditions.

(a) Section 9.3(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Each of the covenants of SPAC and the Sponsor under the Transaction Documents to be performed as of or prior to the Closing Date shall have been performed in all material respects;”

(b) Section 9.3(d) of the Business Combination Agreement is hereby deleted in its entirety.

4. Extension of Outside Date. Section 10.1(i) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(i) by written notice from either SPAC or the Company to the other, if the Transactions shall not have been consummated on or prior to the date that is the later of (x) May 1, 2025 and (y) 10 days after the effective date of the post-effective amendment to the Proxy/Registration Statement, or, if the 10th day following such effective date is not a Business Day, the succeeding Business Day thereafter (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time.”

5. Nasdaq Delisting. Notwithstanding anything in the Business Combination Agreement to the contrary (including Sections 4.16 and 7.1 thereof), the Company and the Acquisition Entities hereby acknowledge and agree that the suspension from trading and eventual delisting of SPAC from Nasdaq, and any underlying events, circumstances, or actions taken by SPAC as a result thereof, shall not constitute a breach of the Business Combination Agreement and shall not have, or be deemed to have, any impact on the satisfaction of any of the conditions to Closing set forth in Article IX thereof, including Sections 9.3(a), 9.3(b), or 9.3(c). The Company and the Acquisition Entities hereby waive any claims or defenses that may arise from the delisting of SPAC from Nasdaq or any related actions. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Section 9.1(c) of the Business Combination Agreement remains in full force and effect.

6. Registration Rights and Lock-Up Agreement. Exhibit A of the Business Combination Agreement is hereby amended and restated in its entirety to read as Exhibit A to this Amendment.

7. Consent to Termination of Insider Letter. For all purposes of the Business Combination Agreement, including Section 7.2 thereunder, the Company and each Acquisition Entity hereby consent to the termination, at or immediately prior to the Closing, of that certain Letter Agreement, dated September 28, 2021, by and among the Company, the Sponsor and certain of its current and former officers and directors.

ARTICLE II

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement, as amended hereby. Notwithstanding the foregoing, references to the date of the Business Combination Agreement, “the date hereof” and “the date of this Agreement” shall in all instances continue to refer to June 17, 2024.

3. Governing Law. This Amendment, and any claim or cause of action hereunder based upon, arising out of or related to this Amendment (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

4. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AMENDMENT.

5. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Amendment is, to any extent, held invalid or unenforceable in any respect under the laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained in this Amendment that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

6. Counterparts; Electronic Signatures. This Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF the parties hereto have hereunto caused this Amendment to be duly executed as of the date first above written.

HENNESSY CAPITAL INVESTMENT CORP. VI

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

CAYMAN MERGER SUB LTD.

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

MIDAS SPAC MERGER SUB INC.

By:	/s/ Ibrahima Tall
Name:	Ibrahima Tall
Title:	President

NAMIB MINERALS

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

GREENSTONE CORPORATION

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

[Signature Page to Amendment No. 2 to BCA]

EXHIBIT A

Form of Registration Rights and Lock-Up Agreement

[Attached]

Final Form

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [___], 20251, is made and entered into by and among Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), Hennessy Capital Partners VI LLC, a Delaware limited liability company (“Sponsor”), [___________] (f/k/a Hennessy Capital Investment Corp. VI), a Delaware corporation (“SPAC”), each of the persons and entities listed on Exhibit A hereto (each, a “SPAC Holder”), each of the persons listed on Exhibit B hereto (each, a “Company Holder” and, collectively with Sponsor, SPAC Holders and any other person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, PubCo is a party to that certain Business Combination Agreement, dated as of June 17, 2024 (the “Business Combination Agreement”), by and among PubCo, SPAC, Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Company Merger Sub”), and Midas SPAC Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of PubCo (“SPAC Merger Sub”), pursuant to which, among other things, on or about the date hereof, (a) Company Merger Sub will merge with an into the Company (the “Company Merger”), with the Company being the surviving company in the Company Merger, and the Company will become a wholly-owned Subsidiary of PubCo and all Company Shareholders will, subject to the terms and conditions of the Business Combination Agreement, become holders of PubCo Ordinary Shares; and (b) immediately after the Company Merger, SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), with SPAC being the surviving entity and becoming a wholly-owned Subsidiary of PubCo; and (c) pursuant to the Assignment and Assumption Agreement, each outstanding SPAC Warrant shall represent the right to acquire, from and after the date hereof, PubCo Ordinary Shares under the terms of such Assignment and Assumption Agreement;

WHEREAS, Sponsor, the SPAC Holders and SPAC are parties to that certain Registration Rights Agreement, dated as of September 28, 2021 (the “Prior Agreement”), and the Sponsor, the SPAC Holders and SPAC consent to termination of the Prior Agreement upon execution and delivery of this Agreement;

WHEREAS, Sponsor is acquiring PubCo Ordinary Shares (including the PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to Sponsor pursuant to the terms of the Business Combination Agreement, including the Private Placement Warrants) and Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement;

[1]	NTD: To be dated as of the Closing Date.

Exhibit A-1

WHEREAS, each SPAC Holder and Company Holder is acquiring PubCo Ordinary Shares (including the PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to a SPAC Holder pursuant to the terms of the Business Combination Agreement, including the PubCo Warrants) and/or Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo will grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, principal financial officer of PubCo or the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person which, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated [___], by and among SPAC, PubCo and Continental Stock Transfer & Trust Company, a limited purpose trust company.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of PubCo.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

Exhibit A-2

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble to this Agreement.

“Control” in relation to any person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such person; or (d) the ability, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether as trustee or executor or by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Company Holder” shall have the meaning given in the preamble to this Agreement.

“Demanding Holder” shall mean any Holder or group of Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the preamble to this Agreement.

“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.

“Immediate Family Members” shall mean, as to a natural person, such individual’s spouse, former spouse, significant others, domestic partner, child (including by adoption), father, mother, brother or sister, and the lineal descendant (including by adoption) of any of the foregoing persons.

“Listed Company Holder” shall mean each Company Holder listed on Exhibit C.

“Lock-Up Period” shall mean the period commencing on the date hereof and ending on the earliest of (x) the date falling twelve (12) months after the date hereof, and (y) the date following the date hereof on which the PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all shareholders of PubCo shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property; provided, however, that:

(a) fifty percent (50%) of the Lock-Up Shares shall be released on such date on which the reported closing price of the PubCo Ordinary Shares equals or exceeds $12.50 per PubCo Ordinary Share (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a consecutive thirty-(30)-trading day period commencing at least one hundred fifty (150) days after the date hereof; and

Exhibit A-3

(b) one hundred percent (100%) of the Lock-Up Shares shall be released on the date on which the reported closing price of the PubCo Ordinary Shares equals or exceeds $15.00 per PubCo Ordinary Shares (as adjusted for share splits, share combinations, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a consecutive thirty-(30)-trading day period commencing at least one hundred fifty (150) days after the date hereof.

“Lock-Up Shares” shall have the meaning given in subsection 3.6.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Permitted Transferees” shall have the meaning given in subsection 3.6.1.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Warrants” shall mean the 7,212,394 warrants originally exercisable for SPAC Class A Ordinary Shares that were purchased by Sponsor and other anchor investors of SPAC in a private placement on October 1, 2021, as assumed by PubCo pursuant to the Assignment and Assumption Agreement and which are now exercisable into PubCo Ordinary Shares.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the preamble to this Agreement.

“PubCo Ordinary Shares” means the ordinary shares, par value $[●] per share, of PubCo.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any PubCo Ordinary Shares issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding PubCo Ordinary Shares or any other equity security (including PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security) of PubCo held by a Holder as of the date of this Agreement, and (c) any other equity security of PubCo issued or issuable with respect to any such PubCo Ordinary Shares by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have ceased to be outstanding; or (iii) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Exhibit A-4

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the PubCo Ordinary Shares are then listed;

(b) Underwriter expenses (other than fees, commissions or discounts);

(c) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(d) printing, messenger, telephone and delivery expenses;

(e) reasonable fees and disbursements of counsel for PubCo;

(f) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(g) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand (including, without limitation, a Block Trade), or Holders of Registrable Securities participating in an Underwritten Offering (that is not an Underwritten Offering initiated by PubCo) to be registered for offer and sale in the applicable Underwritten Offering; provided that in no event shall PubCo be obligated to pay such fees and expenses in excess of $50,000.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

Exhibit A-5

“SPAC” shall have the meaning given in the Preamble to this Agreement.

“SPAC Holder” shall have the meaning given in the preamble to this Agreement.

“Sponsor” shall have the meaning given in the preamble to this Agreement.

“Subsidiary” means, with respect to a specified person, any other person Controlled, directly or indirectly, by such specified person and, in case of a limited partnership, limited liability company or similar entity, such person is a general partner or managing member and has the power to direct the policies, management and affairs of such person, respectively.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Unlocked Company Holder” shall mean the Company Holder listed on Exhibit D.

Article II
Registrations

2.1 Registration.

2.1.1 Shelf Registration. PubCo agrees that, within fifteen (15) business days after the consummation of the transactions contemplated by the Business Combination Agreement, PubCo will file with the Commission (at PubCo’s sole cost and expense) a Registration Statement registering the resale of all Holders’ Registrable Securities on a delayed or continuous basis (a “Shelf Registration”). PubCo shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement (but in any event not later than ten (10) calendar days after PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review and comment) and to remain effective in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Agreement with respect thereto. Subject to the limitations contained in this Agreement, PubCo shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by PubCo and (ii) as shall permit the resale of the Registrable Securities by the Holders.

Exhibit A-6

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 hereof, (a) Sponsor, SPAC Holders and/or their Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by Sponsor and SPAC Holders, on the one hand, or (b) the Company Holders and/or their Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by the Company Holders, on the other hand, may make a written demand to PubCo for an Underwritten Offering, including a Block Trade, pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 (an “Underwritten Demand”). PubCo shall, within ten (10) business days of PubCo’s receipt of the Underwritten Demand, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) business days (two (2) business days if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from PubCo, including the portion of the Registrable Securities held by such Holder to be included in such Underwritten Offering, or, in the case of a Block Trade, as provided in Section 2.4. Upon receipt by PubCo of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their designated portion of Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, PubCo is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) calendar days after the closing of an Underwritten Offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell, and PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any), pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested to be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”), that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

Exhibit A-7

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If PubCo proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (other than for the Holders), other than a Registration Statement filed in connection with (i) any employee stock option or other benefit plan, (ii) an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) an offering of debt that is convertible into equity securities of PubCo, (iv) a dividend reinvestment plan or (v) for an exchange offer or offering of securities solely to PubCo’s existing shareholders or in connection with an acquisition of a business on Form F-4, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of PubCo (other than for the Holders in accordance with subsection 2.1.3), then PubCo shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement not less than twenty (20) calendar days before the anticipated filing date of such Registration Statement), which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) business days in the case of filing a Registration Statement and five (5) business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then two (2) business days), in each case, after receipt of such written notice (or, in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo (including with respect to the customary indemnification and contribution obligations of the Holders selling Registrable Securities).

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Ordinary Shares that PubCo desires to sell, taken together with (a) PubCo Ordinary Shares, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which inclusion has been requested pursuant to Section 2.2 hereof, and (c) PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Offering is undertaken for PubCo’s account, PubCo shall include in any such Underwritten Offering (i) first, the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Underwritten Offering (i) first, PubCo Ordinary Shares or other equity securities, if any, Pro Rata, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

Exhibit A-8

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Underwritten Offering effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. If (a) the Holders of Registrable Securities have requested an Underwritten Offering pursuant to an Underwritten Demand and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offering; or (b) in the good faith judgment of the Board a Registration or Underwritten Offering would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of the applicable Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case PubCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to PubCo for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, PubCo shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any twelve (12)-month period.

2.4 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.3 and 3.4, if the Holders desire to effect a Block Trade, then, notwithstanding any other time periods in this Article II, the Holders shall provide written notice to PubCo at least five (5) business days prior to the date such Block Trade will commence, and PubCo shall use its reasonable best efforts to facilitate such Block Trade as promptly as possible. The Holders shall use reasonable best efforts to work with PubCo and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with PubCo, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and the share price of such offering.

2.5 Waiver. Notwithstanding anything in this Agreement to the contrary, any Holder may notify PubCo of its election to waive any and all rights (i) to receive notice of an Underwritten Demand or Piggyback Registration as provided for in this Article II or (ii) to participate in any such Underwritten Offering or Piggyback Registration. As long as any such waiver remains outstanding and has not been rescinded in writing, PubCo agrees not to notify any such Holder of any Underwritten Demand or Piggyback Registration or provide any such Holder with any information relating thereto.

Exhibit A-9

Article III
PUBCO Procedures

3.1 General Procedures. In connection with any Registration contemplated herein, PubCo shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, PubCo shall, as promptly as possible:

3.1.1 prepare and file with the Commission within the timeframe required by Section 2.1.1 a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective within the timeframe required by Section 2.1.1 and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities or any Underwriter(s) of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder, to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Underwritten Offering of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo, and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

Exhibit A-10

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that PubCo amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders of Registrable Securities at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders of Registrable Securities (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided further, PubCo may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

Exhibit A-11

3.1.11 obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or its counsel may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letters, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders of such Registrable Securities, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letters are being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, it being understood that no negative assurance letter shall be provided by Cayman Islands counsel to PubCo;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 make available for inspection, upon written request, by (i) the Holders whose Registrable Securities are included in such Registration Statement, (ii) any Underwriter participating in any disposition pursuant to such Registration Statement, and (iii) any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or by any Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause PubCo’s officers and directors to supply all material information reasonably requested by any of them in connection with such Registration Statement;

3.1.16 use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

Exhibit A-12

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders of Registrable Securities in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering initiated by PubCo hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. PubCo will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with PubCo or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the PubCo’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against PubCo as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such Underwritten Offering.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for PubCo believes to be necessary to comply with law (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) calendar days, determined in good faith by PubCo to be necessary for such purpose; provided, however, that PubCo shall not have the right to exercise the rights set forth in this Section 3.4 for more than 90 consecutive calendar days or more than 120 calendar days, in any such case, in any 12-month period. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

Exhibit A-13

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder of Registrable Securities, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Transfer Restrictions.

3.6.1 Subject to the exceptions set forth herein, each Holder (other than the Unlocked Company Holder), severally and not jointly, covenants and agrees not to, during the Lock-Up Period, without the prior written consent of the board of directors of PubCo, (i) directly or indirectly, tender, transfer, grant, assign, offer, sell, contract to sell, hypothecate, pledge, make any short sale or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (each a “Transfer”), or make a public announcement of any intention to effect any Transfer in, any Registrable Securities acquired by such Holder in connection with the transactions contemplated by the Business Combination Agreement (collectively, the “Lock-up Shares”); (ii) enter into any transactions that would have the same effect as the foregoing clause (i); or (iii) enter into any contracts, option, swap, hedge or other arrangement with respect to the Transfers of, in whole or in part, the economic consequences of ownership of any Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise; provided, however, that the foregoing shall not apply to:

(a) Transfers to a partnership, limited liability company, corporation or other entity of which such Holder or its Immediate Family Members is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) Transfers (A) by gift to any of such Holder’s Immediate Family Members; (B) to a family trust, established for the exclusive benefit of such Holder or any of such Holder’s equity holders or any of their respective Immediate Family Members; (C) by virtue of laws of descent and distribution, upon death of such Holder; or (D) pursuant to a qualified domestic relations order;

Exhibit A-14

(c) if such Holder is not a natural person, Transfers (A) to another person that is an Affiliate of the Holder, or to any investment fund or other entity Controlling, Controlled by, managing or managed by or under common Control with the Holder or its Affiliates or who shares a common investment advisor with the Holder; or (B) as part of a distribution to members, partners or shareholders of the Holder via dividend or share repurchase;

(d) if such Holder is not a natural person, Transfers by virtue of the Laws of the place of the Holder’s incorporation or establishment and the Holder’s Organizational Documents upon dissolution of the Holder;

(e) Transfers to a charitable or a charitable foundation controlled by the Holder, its equity holders or any of their respective Immediate Family Members;

(f) the exercise of any options or warrants to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(g) in the case of the Listed Company Holders, Transfers pledged in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and such Holder and/or its Affiliates or any similar arrangement relating to a financing arrangement for the benefit of such Holder;

(h) Transfers of PubCo Ordinary Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case acquired in open market transactions after the closing of the transactions contemplated by the Business Combination Agreement;

(i) Transfers of the Private Placement Warrants (including any PubCo Ordinary Shares issuable upon the exercise of any such Private Placement Warrants) and Transfers of an aggregate of 800,000 PubCo Ordinary Shares initially held by Sponsor at Closing; and

(j) Transfers in the event of completion of a liquidation, merger, exchange of shares or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

the transferee of each of the foregoing clauses (a) through (j) being a “Permitted Transferee”; provided further, however, that in the case of clauses (a) through (g), these Permitted Transferees shall enter into a written agreement, in substantially the form of this Section 3.6, agreeing to be bound by the restrictions on Transfer of Lock-Up Shares prior to such Transfer.

3.6.2 PubCo shall not amend or waive the lock-up restrictions agreed with any of the Holders hereunder or otherwise release any Holder from such lock-up restrictions as provided in this Agreement, unless PubCo extends such amendment, waiver and/or release to all other Holders which are party hereto. PubCo shall provide at least ten (10) business days’ advance written notice to all Holders which are party hereto of any such amendment or waiver.

Exhibit A-15

3.6.3 Each Holder hereby represents and warrants that it now has and, except as contemplated by Section 3.6, for the duration of the Lock-Up Period will have good and marketable title to its Lock-Up Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the restrictions set forth in this Section 3.6. Each Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the transfer of any Lock-Up Shares during the Lock-Up Period.

Article IV
Indemnification and Contribution

4.1 Indemnification.

4.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify PubCo, its directors and officers and agents, and each other Holder and its respective partners, directors, officers, employees and agents, and each person who controls PubCo or any other Holder (within the meaning of the Securities Act or Exchange Act, as applicable) against any losses, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their partners, officers, directors, employees and agents, and each person who controls such Underwriters (within the meaning of the Securities Act or Exchange Act, as applicable) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

Exhibit A-16

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any partner, officer, director, employee, agent, or controlling person of such indemnified party, as applicable, and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also hereby agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is determined by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability (after payment of any underwriting fees, discounts, commissions, or taxes). The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Exhibit A-17

Article V
Miscellaneous

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or email, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to PubCo, to: [___] and, if to any Holder, to the address of such Holder as it appears in the applicable register for Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2 Prior to the expiration of the Lock-Up Period for a Holder, no Holder (other than the Unlocked Company Holder) may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee in accordance with subsection 3.6.1.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

Exhibit A-18

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK IN THE STATE OF NEW YORK. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Exhibit A-19

5.6 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as PubCo shall reasonably request, PubCo shall cause PubCo’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by PubCo’s transfer agent, by delivering to PubCo’s transfer agent a direction letter and opinion of counsel). Promptly following the expiration of the Lock-Up Period, PubCo shall cause its transfer agent to remove the restrictive legend limiting the transfer of such Lock-Up Shares pursuant to Section 3.6 hereof.

5.7 Remedies Cumulative. In the event that PubCo fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.8 Other Registration Rights. PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement, PubCo shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which the Holders cease to hold any Registrable Securities. The provisions of Section 3.5, Article IV and Article V shall survive any termination in accordance with their terms.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

[SIGNATURE PAGES FOLLOW]

Exhibit A-20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

[___]

By:
Name:
Title:

Exhibit A-21

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

Hennessy Capital Partners VI LLC

By:
Name:
Title:

Exhibit A-22

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPAC:

[_______________] (f/k/a Hennessy Capital Investment Corp. VI)

By:
Name:
Title:

Exhibit A-23

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER:

[•]

By:
Name:
Title:

Exhibit A-24

EXHIBIT A

SPAC HOLDERS

•	[___]

•	[___]

•	[___]

Exhibit A-1

EXHIBIT B

COMPANY HOLDERS

•	The Southern SelliBen Trust

•	NostroHeritage Foundation

•	South Rivers Foundation

•	Red Richmond Foundation

•	Mzilikazi Godfrey Khumalo

Exhibit B-1

EXHIBIT C

LISTED COMPANY HOLDERS

•	NostroHeritage Foundation

•	South Rivers Foundation

•	Red Richmond Foundation

Exhibit C-1

EXHIBIT D

UNLOCKED COMPANY HOLDER

•	Mzilikazi Godfrey Khumalo

Exhibit D-1